Exhibit 99.1

FOR IMMEDIATE RELEASE

BUCA, Inc.
1300 Nicollet Mall, Suite 5300
Minneapolis, MN 55403
www.bucainc.com

BUCA, Inc. Announces Second Quarter 2008

Comparable Restaurant Sales Decreased 5.1%

Minneapolis, Minnesota, July 8, 2008. BUCA, Inc. (NASDAQ: BUCA) today announced that Buca di Beppo comparable restaurant sales decreased 5.1% for the second quarter of fiscal 2008 as compared to the same period last year. The Company also announced that preliminary total revenue decreased 6.8% in the second fiscal quarter to approximately $57.9 million as compared to $62.1 million in the same period of the prior year. The difference between the comparable restaurant sales decrease and the preliminary total revenue decrease was due to the closure of three underperforming restaurants since the beginning of the second fiscal quarter of 2007.

For the first two quarters of fiscal 2008, Buca di Beppo comparable restaurant sales decreased 3.8% as compared to the same period last year. The Company also announced that preliminary total revenue decreased 5.6% in the first two quarters of fiscal 2008 to approximately $118.0 million as compared to $124.9 million in the same period of the prior year. The difference between the comparable restaurant sales decrease and the preliminary total revenue decrease was due to the closure of four underperforming restaurants since the beginning of fiscal 2007.

About the Company:

BUCA, Inc. owns and operates 89 highly acclaimed Italian restaurants under the name Buca di Beppo in 25 states and the District of Columbia.

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